Exhibit 99.2
UNITED STATES DEPARTMENT OF STATE
BUREAU OF POLITICAL-MILITARY AFFAIRS
WASHINGTON, D.C. 20520

In the Matter of:

FLIR Systems, Inc.

An Oregon Corporation

Respondent

CONSENT AGREEMENT

WHEREAS, the Directorate of Defense Trade Controls, Bureau of Political-Military Affairs, U.S. Department of State ("Department") has notified FLIR Systems, Inc., including its operating divisions, subsidiaries, and business units (collectively "Respondent") of its intent to institute an administrative proceeding pursuant to section 38 of the Arms Export Control Act (AECA), 22 U.S.C. 2751 et seq., and its implementing regulations, the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120-130;
WHEREAS, Respondent has reviewed the Proposed Charging Letter and this Consent Agreement, fully understands these documents, and enters into this Consent Agreement voluntarily and with full knowledge of its rights;
WHEREAS, the Department acknowledges that Respondent described many of these matters in voluntary disclosures submitted to the Department, and Respondent did not voluntarily disclose certain other matters to the Department, to include violations the Department uncovered; and cooperated with the Department’s review of these matters;

WHEREAS, Respondent, without admitting or denying the allegations, wishes to settle and dispose of all potential ITAR civil charges, penalties and sanctions arising from the Proposed Charging Letter, and certain facts disclosed in writing to the Department identified in Paragraph 23, by entering into this Consent Agreement;
WHEREAS, Respondent agrees that this Consent Agreement shall remain in effect for a period of four (4) years, subject to the terms and conditions set forth below;

WHEREAS, Respondent represents and assures that it shall continue the remedial measures implemented as a result of this Consent Agreement, and self-implemented prior thereto, as reasonably warranted and amended, subsequent to the completion of the term of this Consent Agreement;

WHEREAS, Respondent agrees that if the Department finds that this Consent Agreement was negotiated based on Respondent’s knowingly providing materially false or misleading information to the Department, the Department may revoke this Consent Agreement and the related administrative order ("Order"), and bring additional charges against Respondent. Additionally, Respondent understands that a violation of this Consent Agreement is considered a violation of the Order; and
WHEREAS, the Department and Respondent agree to be bound by this Consent Agreement and the Order to be entered by the Principal Deputy Assistant Secretary of State for Political-Military Affairs, exercising the authorities of the Assistant Secretary of State for Political-Military Affairs.
Now, WHEREFORE, the Department and Respondent agree as follows:

Parties
(1)The Parties to this Consent Agreement are the Department and Respondent and Respondent’s assignees and successors, and in the event of reorganization, corporate restructuring, or merger, the terms of this agreement shall follow and apply to all affected entities or units.

Jurisdiction
(2)The Department has jurisdiction over Respondent under the AECA and the ITAR in connection with the matters identified in the Proposed Charging Letter.

General Remedial Measures
(3)Respondent, reflecting its commitment to conduct its business in full compliance with the AECA and the ITAR, and in order to ensure, in particular, that there are no unauthorized exports, reexports, retransfers, temporary imports or brokering of ITAR-controlled defense articles, or provision of defense services and that all transactions subject to the AECA and ITAR (collectively “AECA and ITAR-regulated activities”) are conducted in compliance with the law, transparently, and without misrepresentation or omission, agrees to implement the following remedial measures and such additional measures as may be mutually agreed upon by Respondent and the Director, Office of Defense Trade Controls Compliance (DTCC), and agrees further that these measures will remain in effect for four (4) years, subject to the terms and conditions below, as part of this Consent Agreement entered into with the Department.
(4)Respondent agrees that these measures shall be incorporated into any of Respondent’s future business acquisitions that are involved in AECA and ITAR-regulated activities, to include manufacturing, within six (6) months of that acquisition, unless the Director, DTCC approves an exception to this requirement.
(5)If Respondent sells any of its operating divisions, subsidiaries, or business units that are involved in AECA and ITAR-regulated activities, or is a party to a corporate merger or restructuring, or is acquired by another party, Respondent agrees to notify DTCC sixty (60) days prior to such event, and further agrees to notify the purchaser or responsible party in writing, and to require the purchaser or responsible party to acknowledge in writing, prior to the event that the purchaser or responsible party shall be bound by the terms and conditions of this Consent Agreement, unless the Director, DTCC approves an exception to this requirement.

(6)Respondent shall ensure that adequate resources are dedicated to ITAR compliance throughout the Respondent’s ITAR-regulated operating divisions, subsidiaries, and business units. Respondent shall establish policies and procedures for all of Respondent’s employees with responsibility for AECA and ITAR compliance to address lines of authority, staffing levels, performance evaluations, and career paths.
(7)Within one hundred-twenty (120) days of the date of the Order, Respondent, in coordination with the Designated Official (as defined below), shall conduct an internal review of AECA and ITAR compliance resources and establish the necessary actions to ensure that sufficient resources are dedicated to compliance.

Designated Official for Consent Agreement Compliance and Oversight
(8)Respondent shall appoint, in accordance with the provisions of this Consent Agreement and in consultation with and the approval of the Director, DTCC, a qualified individual to serve as a Special Compliance Officer (SCO) or Internal Special Compliance Officer (ISCO) for the entire term that the Consent Agreement is in force. The term “Designated Official” in this Consent Agreement refers to the SCO or ISCO during the term of their appointment. The authorities, term, and responsibilities of the Designated Official are described below:

(a)    Initial Appointment: Respondent shall make a nomination for the position of SCO within sixty (60) days from the date of the Order, and the nomination shall be subject to the written approval of the Director, DTCC. Within fifteen (15) days following the date of the approval of the nomination by the Director, DTCC, Respondent shall make written appointment of the person to the position of SCO.
(b)    Authorities: Within thirty (30) days of appointment of a Designated Official, Respondent shall empower him/her with a written delegation of authority, and a statement of work approved by DTCC, to permit him/her to monitor, oversee, and promote Respondent’s AECA and ITAR compliance with the terms of this Consent Agreement in a manner consistent with the purpose of this Consent Agreement and the Order, its specific terms and conditions, and other activities subject to the ITAR and the AECA. The

Designated Official shall report directly to Respondent’s Chief Executive Officer (“CEO”), or CEO’s designee agreed upon by DTCC, and the Director, DTCC as set forth herein. The Designated Official shall perform his/her duties in consultation with DTCC. Should the CEO wish to designate his/her duties referenced in Paragraph 8, Respondent shall nominate a designee in writing and the designation shall be subject to the written approval of the Director, DTCC.

(c)     Term: A SCO shall serve as Designated Official for a minimum of three (3) years from the signing of the Order. Respondent has the option to request an ISCO replace the SCO as the Designated Official after the third anniversary of the signing of the Order. If Respondent wishes to do so, it shall provide a written request to the Director, DTCC at least sixty (60) days in advance of the end of the SCO’s term and include a recommendation by the SCO. The appointment of the ISCO shall be subject to the written approval of the Director, DTCC. Any individual nominated and appointed to serve as ISCO shall be fully empowered and capable of performing all the responsibilities of Designated Official under this Consent Agreement.
If for any reason a Designated Official is unable to serve the full period of his/her appointment, or temporarily is unable to carry out the responsibilities described herein for more than thirty (30) days, or if the Director, DTCC decides that the appointee shall be removed for failure to satisfactorily perform his or her duties, Respondent’s CEO shall recommend a successor acceptable to the Director, DTCC. The Director, DTCC’s agreement to the replacement shall be confirmed in writing to Respondent. Such recommendation shall be made at least thirty (30) days in advance of a new appointment unless a shorter period is agreed to by the Director, DTCC. If a successor is not appointed within forty-five (45) days of the termination or removal of the appointed Designated Official, this Consent Agreement shall be extended for the period of time equal to the period of time Respondent was without an approved and appointed Designated Official. Respondent will not be without a Designated Official for more than one-hundred-twenty (120) days unless the Director, DTCC grants an extension. If the

Designated Official for any reason is unable to carry out the responsibilities described herein on a temporary basis, not to exceed thirty (30) days, then Respondent’s CEO or designee as approved by DTCC shall assume the duties and authorities of the Designated Official in the interim.
(d)    The Designated Official may also be requested to perform additional AECA and ITAR-regulated activities oversight, monitoring and coordination of activities by mutual agreement of the Respondent and the Director, DTCC.

(e)    In fulfilling the responsibilities set forth in this Consent Agreement, the Designated Official may, at his/her sole discretion, present any export compliance-related issue directly to any or all of Respondent’s CEO, and the Director, DTCC.
(f)    The Respondent’s CEO shall brief the Board of Directors at least annually concerning any findings and recommendations by the Designated Official, Respondent’s response and implementation of the same, and the status of AECA and ITAR compliance generally within Respondent.
(g)    Respondent’s CEO shall notify the Board of Directors of the appointment of the Designated Official. Such notification shall include a description of the powers, duties, authorities and responsibilities of the Designated Official. Respondent shall post this notice on Respondent’s internal website for the duration of this Consent Agreement.
(h)    With the understanding that nothing in this Consent Agreement shall be interpreted to compel waiver of applicable attorney client or work product protections, the Designated Official shall have full and complete access to all personnel, books, records, documents, audits, reports, facilities and technical information relating to this Consent Agreement, the Order, and Respondent’s AECA and ITAR-regulated activities.
(i)    Respondent shall cooperate with all reasonable requests of the Designated Official and shall take no action to interfere with or impede the ability of the Designated Official to monitor

Respondent’s compliance with this Consent Agreement, the Order, and the AECA and the ITAR, or to carry out other responsibilities of the Designated Official set forth in this Consent Agreement. The Designated Official shall notify DTCC whenever the Designated Official encounters any difficulties in exercising the duties and responsibilities assigned under this Consent Agreement.
(j)    The Designated Official shall, with the approval of the Director, DTCC and the concurrence of Respondent, have the authority to employ in a support capacity at the expense of Respondent, such assistants and other professional staff as are reasonably necessary for the Designated Official to carry out his/her duties and responsibilities.
(k)    The Designated Official shall have three (3) principal areas of responsibility regarding the future conduct of Respondent:
(1)    Policy and Procedure: The Designated Official shall monitor Respondent’s AECA and ITAR compliance program with specific attention to the following areas:
(i)    Policies and procedures for the identification and classification of defense articles and defense services;
(ii)    Policies and procedures for the identification of technical data, to include the use of derivative drawings or derivative technical data in electronic format, and marking thereof;

(iii)    Policies and procedures for maintenance and protection of and access to technical data on Respondent’s computer networks or other electronic methods of storage and transfer;
(iv)    Policies and procedures for ensuring physical security of facilities where ITAR-regulated activity occurs;
(v)    Policies and procedures for the screening and control of persons who are not authorized for access to ITAR-controlled defense articles and defense services;

(vi)    Policies and procedures for obtaining, managing, and complying with the scope of ITAR authorizations, particularly for business development;

(vii)    Policies and procedures for maintaining appropriate records;
(viii)    Policies and procedures for shipping departments responsible for exporting, reexporting, or retransferring defense articles;
(ix)    Policies and procedures for the employment and management of foreign-persons, to include persons considered dual national/third country nationals (DN/TCN) who may be engaged in ITAR-regulated activity, or have access to ITAR-regulated technical data;

(x)    Policies and procedures for compliance with Part 130 of the ITAR;
(xi)    Policies and procedures for procurement, to include using known and unknown U.S. suppliers with foreign manufacturing facilities;
(xii)    Policies and procedures for incorporating AECA and ITAR compliance into Respondent’s management business plans at the senior executive level;
(xiii)    Policies and procedures for using overseas representatives who will be involved with temporary exports;
(xiv)    Policies and procedures for preventing, detecting and reporting AECA and ITAR violations;
(xv)    Policies and procedures for submitting voluntary disclosures to the Department related to ITAR-regulated activity; and
(xvi)    Meeting and maintaining adequate AECA and ITAR compliance staffing levels at all divisions and facilities that involve ITAR-regulated activities.
(2)    Specific Duties: The Designated Official shall oversee the following specific areas:
(i)    The Respondent’s implementation of the compliance measures required by this Consent Agreement;
(ii)    Respondent’s corporate oversight of ITAR compliance for performance of its responsibilities under this Consent Agreement and the Order in a timely and satisfactory manner;
(iii)    The expenditures of the remedial compliance measures account in coordination with Respondent’s Chief Financial Officer ("CFO"); and
(iv)    Enhancing incorporation of ITAR compliance into the Respondent’s management business plans at the senior executive level.
(3)    Reporting: The Designated Official is responsible for the following reporting requirements:
(i)    Tracking, evaluating and reporting on Respondent’s review of ITAR violations and compliance resources;
(ii)    Providing status reports to the CEO and the Director, DTCC concerning Respondent’s compliance with this Consent Agreement and the Order, ITAR compliance program enhancements and resource levels and their impact on or benefit to ensuring ITAR compliance, and Respondent’s compliance on all its AECA and ITAR-regulated activities. These reports shall include findings, conclusions and any recommendations necessary to ensure strict compliance with the ITAR, and describe the status of previous recommendations advanced by the Designated Official. These reports may, in a separate annex, also include any relevant comments or input by Respondent. Any such reports shall not affect Respondent’s use of the Voluntary Disclosure procedures set forth in § 127.12 of the ITAR and any benefits gained therefrom. The first report shall be provided six months from the date of the Order, and semiannually thereafter during the remainder of the term of the Consent Agreement; and
(iii)    Ensuring the provision of the accounting report as described in Paragraph 16(c) certified as correct by the CFO of these expenditures to Respondent’s CEO and the Director, DTCC.

Strengthened Compliance Policies, Procedures, Training
(9)Within twelve (12) months of the date of the Order, Respondent shall have instituted strengthened corporate compliance procedures focused principally on Respondent’s business operations such that: (a) all Respondent employees engaged in ITAR-regulated activities are familiar with the AECA and the ITAR, and their own and Respondent’s responsibilities thereunder; (b) all persons responsible for supervising those employees, including senior managers of those units, are knowledgeable about the underlying policies and principles of the AECA and the ITAR; and (c) there are records indicating the names of employees, trainers, and level and area of training received.

(10) Respondent shall continue with its review of the functional processes pertaining to its AECA and ITAR-regulated activities to verify that the processes (to include production, marketing, and logistics) are effective to comply with the ITAR, authorizations, and related provisos and integrated at the operational level. The review shall be conducted under the supervision of a functional/process expert who is independent from the Respondent’s Global Trade Compliance Office (or equivalent) and other functional departments at Respondent with responsibility for export activities. Within sixty (60) days of the date of the Order, Respondent shall provide the Director, DTCC with the status of the verification plan for the functional processes for review and comment. Within one hundred twenty (120) days of the receipt of final comments from the Director, DTCC on the verification plan, a written report of the results of the review shall be submitted by Respondent to the Director, DTCC.

(11)Respondent shall enhance its AECA and ITAR compliance program with specific attention to the areas described in paragraphs 8(k)(1)(i) through 8(k)(1)(xvi).

Automated Export Compliance System
(12) Respondent agrees to implement a comprehensive automated export compliance system to strengthen Respondent’s internal controls for ensuring compliance with the AECA and the ITAR. Respondent shall provide to DTCC an update outlining the status of Respondent’s automated export compliance system. This system shall track the decision process from the initiation to conclusion of a request for export, reexport or retransfer authorization. The automated export compliance system shall improve Respondent’s ability to oversee and monitor export, reexport, or retransfer activity. This system shall also cover the initial identification of all technical data and technical assistance in any form proposed to be disclosed to any foreign-persons and shall be accessible to DTCC upon request. Respondent shall ensure the use of a means of alerting users to the AECA and ITAR requirements on electronic transmissions of ITAR-controlled technical data. In order to prevent unintentional or accidental transmissions to unauthorized recipients, Respondent shall also provide training to all employees to ensure that any type of electronic transmissions of ITAR-controlled technical data are sent in accordance with Respondent’s export compliance policies and procedures.

Audit
(13)Two (2) audits shall be performed during the term of the Consent Agreement. Respondent shall have the first audit conducted by an outside consultant with expertise in AECA/ITAR matters, approved by the Director, DTCC. The audit shall be conducted under the supervision of the Designated Official. The first audit shall provide a thorough assessment of the effectiveness of the Respondent’s implementation of all measures set forth in this Consent Agreement with focus on those actions undertaken to address the compliance problems identified in the Proposed Charging Letter, the policies, procedures, and training established by Respondent, and such other areas as may be identified by the Designated Official or the Director, DTCC (e.g., transactional review of agreements). Additionally, the first audit shall assess Respondent’s information technology and physical security at its facilities conducting AECA and ITAR-regulated activities worldwide.

(14)Within six (6) months after the date of the Order, a draft audit plan for the first audit shall be submitted to the Director, DTCC for review and approval. Within twelve (12) months after the date of the Order, the first audit shall be completed and a written report produced containing recommendations for improvements with respect to Consent Agreement measures, or compliance with the AECA or the ITAR more generally. The report shall be submitted by Respondent to the Director, DTCC along with Respondent’s plan on how it shall address those recommendations.

(15) Subsequently, Respondent shall select an outside consultant with expertise in AECA/ITAR matters, approved by the Director, DTCC to perform the second audit to confirm whether Respondent addressed the compliance recommendations from the initial audit report. The second audit shall be conducted under the supervision of the Designated Official. Within thirty (30) months after the date of the Order, a draft audit plan for the second audit shall be submitted to the Director, DTCC for review and comment. Within thirty-six (36) months after the date of the Order, the second audit shall be completed, and a written report produced confirming whether Respondent addressed the compliance recommendations from the initial audit report as well as his/her recommendations where there were deficiencies. The report shall be submitted by Respondent to the Director, DTCC along with Respondent’s plan on how it shall address those recommendations.

Penalty
(16) Respondent agrees that it shall pay in fines and in remedial compliance measures an aggregate civil penalty of thirty million dollars ($30,000,000) in complete settlement of alleged civil violations pursuant to the AECA and the ITAR, as set forth in the Proposed Charging Letter. Respondent agrees to waive its rights to raise the defense of Statute of Limitations with regard to the collection of the civil penalty imposed by this Consent Agreement, and that the Statute of Limitations shall be tolled until the last payment is made. Respondent also agrees that such civil penalty shall be a nondischargeable debt in accordance with Section

523(a)(7) of the Federal Bankruptcy Code.
The civil penalty shall be payable as follows:
(a)    Fifteen million dollars ($15,000,000) shall be paid through installments as follows:

1)	One million dollars ($1,000,000) is to be paid within ten (10) days from the date of the Order.

2)
Three million five hundred thousand dollars ($3,500,000) is to be paid within one year from the date of the Order and then on each of the second, third, and fourth anniversaries of the date of the Order.

3)	If Director, DTCC makes a determination of acceptance in accordance with Paragraph 25, any outstanding unpaid portion of the civil penalty shall be due immediately.

4)
The Department and Respondent agree that no interest shall accrue or be due on the unpaid portion of the civil penalty if timely payments are made as set forth in paragraphs (16)(a)(1) and (16)(a)(2) above.

(b)    The remaining penalty of fifteen million dollars ($15,000,000) is hereby assessed for remedial compliance measures but this amount shall be suspended on the condition that this amount, as determined by DTCC as set forth in paragraph (16)(c) below: 1) has been applied by Respondent to self-initiated, pre-Consent Agreement remedial compliance measures, and/or; 2) shall be applied to Consent Agreement-authorized remedial compliance costs over the term of this Consent Agreement for the purpose of defraying a portion of the costs associated with the remedial compliance measures specified in this Consent Agreement. DTCC may suspend an amount up to, but not exceeding, five million dollars ($5,000,000) for pre-Consent Agreement remedial compliance measures.

(c)    Respondent’s CFO in consultation with the Designated Official, shall conduct a review of Respondent’s expenditures for the remedial compliance measures referenced in paragraph (16)(b), and provide the results of the review, no later than six (6) months from the date of the Order, certified as correct by the CFO, to DTCC. DTCC shall determine from that review if the expenditures claimed by Respondent to date were spent for self-initiated, pre-Consent Agreement remedial compliance measures or Consent Agreement-authorized remedial compliance costs. To the extent that DTCC determines that expenditures claimed or any portion thereof were utilized for self-initiated, pre-Consent Agreement remedial compliance measures or Consent Agreement-authorized remedial compliance costs, that amount shall be credited against the suspended penalty amounts outlined in paragraph (16)(b).

Respondent’s CFO in consultation with the Designated Official shall provide to DTCC no later than one year from the date of this Consent Agreement, and then annually thereafter, for verification and approval an itemized accounting, certified as correct by the CFO, of all Consent Agreement-authorized remedial compliance costs, to include those expenditures claimed against suspended penalties, showing specifics of how money was used to strengthen compliance within the terms of the Consent Agreement. To the extent that DTCC determines that expenditures claimed or any portion thereof were utilized for Consent Agreement-authorized remedial compliance costs, that amount shall be credited against the suspended penalty amount outlined in paragraph (16)(b).
(d)    Any remaining portion of the suspended penalty unutilized at the conclusion of the term of the Consent Agreement shall no longer be suspended and shall be paid within thirty (30) days.
(17) Respondent is precluded from applying any portion of the thirty million dollar ($30,000,000) penalty set forth in paragraph (16) as costs in any contract with any agency of the U.S. Government or any other contract where the result would be the application of any portion of the penalty as costs in any contract with any agency of the U.S. Government. Respondent agrees and shall certify in each written accounting report that the penalty, or any portion thereof: (a) shall be treated as expressly unallowable costs under the Federal Acquisition Regulations; (b) shall not be recovered or sought to be recovered as allowable costs, either directly or indirectly under any federal prime contract, grant or subcontract; and (c) shall not be taken as a federal tax deduction. In the event Respondent violates these prohibitions, the Department shall deem it a "failure to apply funds appropriately for the required purpose."
(18) Any failure to apply funds appropriately for the required purpose, or to provide a satisfactory accounting, shall result in a lifting of the suspension, in which case Respondent shall be required to pay immediately to the Department the amount of the suspended portion of the penalty, less any amounts the Department deems to have been properly applied and accounted for expenditures in compliance with this Consent Agreement.

Debarment
(19)Respondent has acknowledged the seriousness of the violations cited in the Proposed Charging Letter. Respondent has cooperated with the Department’s review, expressed regret for these activities and taken steps to improve its compliance programs. It has also undertaken to make amends by paying a cash penalty, and agreeing to implement the significant additional remedial compliance actions specified in this Consent Agreement. For these reasons, the Department has determined not to impose an administrative debarment of Respondent based on the civil charges summarized in the Proposed Charging Letter and certain facts disclosed in writing to the Department identified in Paragraph 23. The Department reserves all rights to impose additional sanctions, including debarment under the ITAR, against Respondent if it does not fulfill the provisions of the Consent Agreement or is responsible for other compliance or law enforcement issues under the AECA, or under other statutes enumerated in § 120.27 of the ITAR.

On‑site Reviews by the Department
(20) For the purpose of assessing compliance with the provisions of the AECA, the ITAR and future authorizations, Respondent agrees to arrange and facilitate, with minimum advance notice, on‑site reviews by the Department while this Consent Agreement remains in effect.

Understandings:
(21) No agreement, understanding, representation or interpretation not contained in this Consent Agreement may be used to vary or otherwise affect the terms of this Consent Agreement or the Order, when entered, nor shall this Consent Agreement serve to bind, constrain, or otherwise limit any action by any other agency or department of the United States Government with respect to the facts and circumstances addressed in the Proposed Charging Letter. Respondent acknowledges and accepts that there is no understanding expressed or implied through this Consent Agreement with respect to a final decision by the Department concerning export licenses or other U.S. Government authorizations.
(22) Respondent acknowledges the nature and seriousness of the offenses charged in the Proposed Charging Letter, including the potential risk of harm to the security and foreign policy interests of the United States. If this Consent Agreement is not approved pursuant to an Order entered by the Principal Deputy Assistant Secretary for Political-Military Affairs, the Department and Respondent agree that they may not use this Consent Agreement in any administrative or judicial proceeding, and that the parties shall not be bound by the terms contained in this Consent Agreement.

(23) The Department agrees that, upon signing of the Order, this Consent Agreement resolves with respect to Respondent the civil penalties or administrative sanctions with respect to civil violations of the AECA or the ITAR arising from facts Respondent has disclosed in writing to the Department in its Voluntary and Directed Disclosures assigned DTCC Case Numbers: 08-0000654, 09-0000060, 09-0001327, 10-0000901, 11-0001569 (formerly 11-0001242), 13-0001806, 14-0000444, 14-0001076, 14-0001295, 15-0000088, 15-0000102, 15-0000784, 15-0001256, 16-0000381, 16-0000545, 16-0000888, 16-0001133, 17-0000013, and 17-0000278.
Waiver
(24) Respondent waives, upon the signing of the Order, all rights to seek any further steps in this matter, including an administrative hearing pursuant to Part 128 of the ITAR. Respondent also waives any such rights with respect to any additional monetary penalty assessed by the Director/DTCC in connection with an alleged material violation of this Consent Agreement (any such additional monetary penalty imposed shall be limited to ten million dollars ($10,000,000)) except as follows: In the event that the Director, DTCC determines that Respondent has materially violated this Consent Agreement and imposes such additional monetary penalty, and Respondent disputes such determination, Respondent may appeal such determination to the Assistant Secretary for Political-Military Affairs, and the decision of the Assistant Secretary for Political-Military Affairs shall be the final determination in the matter, which may not be appealed. Respondents also agree that any such additional monetary penalty shall be nondischargeable under Section 523(a)(7) of the Federal Bankruptcy Code, and subject to the conditions of paragraph seventeen (17). Respondent also waives the right to contest the validity of this Consent Agreement or the Order, including in any action that may be brought for the enforcement of any civil fine, penalty or forfeiture in connection with this Consent Agreement or Order.

Certification
(25) At any date after the third anniversary of the date of the Order and no later than three (3) months prior to the fourth anniversary of the date of the Order, Respondent shall submit to the Director, DTCC a written certification as to whether all aspects of this Consent Agreement have been implemented, and Respondent’s export compliance program has been assessed, and whether Respondent’s export compliance program is adequate to identify, prevent, detect, correct and report violations of the AECA and the ITAR.

Director, DTCC has the option to terminate the consent agreement prior to the four (4) year term, if Director, DTCC determines based on Respondent’s written certification and other factors that all compliance measures set forth in this Consent Agreement have been implemented, and that Respondent’s export compliance program appears to be adequate to identify, prevent, detect, correct and report violations of the AECA and the ITAR.

The Consent Agreement shall remain in force beyond the four (4) year term until such certification is submitted and the Director, DTCC determines based on this certification and other factors that all compliance measures set forth in this Consent Agreement have been implemented, and that Respondent’s export compliance program appears to be adequate to identify, prevent, detect, correct and report violations of the AECA and the ITAR.
Documents to be made public
(26) Respondent understands that the Department shall make this Consent Agreement, the Proposed Charging Letter and the Order, when entered, available to the public.

When Order Becomes Effective
(27) This Consent Agreement shall become binding on the Department only when the Principal Deputy Assistant Secretary for Political-Military Affairs approves it by entering the Order, which shall have the same force and effect as a decision and Order issued after a full administrative hearing on the record.

U.S. Department of State

/s/ Tina S. Kaidanow     __4/24/2018________________
Tina S. Kaidanow             Date
Principal Deputy Assistant Secretary

FLIR Systems, Inc.

/s/ Earl Lewis         __4/24/2018________________
Earl Lewis                 Date
Chairman

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